AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 13, 2002 REGISTRATION NO. 333-66690

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                               Amendment No. 2 to
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            UPSIDE DEVELOPMENT, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

        DELAWARE                                          39-1765590
        --------                                          ----------
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                        141 North Main Street, Suite 207
                           West Bend, Wisconsin 53095
                       -----------------------------------
               (Address of Principal Executive Office) (Zip Code)

                         Commission File No.: 000-26235

                     Michael Porter, Chief Executive Officer
          141 North Main Street, Suite 207, West Bend, Wisconsin 53095
                                 (262) 334-4500
                        ---------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381
                              (631) 737-8382 (fax)

       Securities to be registered pursuant to Section 12(b) of the Act:

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                             ------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                                -------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
                              Proposed       Proposed
Title of          Amount      Maximum        Maximum            Amount of
Securities to     to be       Offering Price Aggregate          Registration
Be Registered     Registered  Per Share (1)  Offering Price (1) Fee (3)
----------------  ----------- ---------      -----------------  ---------
Common Stock,     47,155,600  $0.075         $3,536,670         $933.68
par value $.01
per share
-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on July 31, 2001.
-----------------------------------------------------------------------------
================================================================================

(1) The shares of common stock are being registered hereby for the account of certain shareholders of Upside Development, Inc. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3) $449.26 was paid on the initial filing of this registration statement on August 3, 2001. The additional $484.42 represents additional shares and shares underlying certain warrants to be registered that were not included in the original filing


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

This prospectus is part of a shelf registration statement, which Upside Development, Inc. has filed with the Securities and Exchange Commission. Under the shelf registration statement, Upside Development may offer shares of common stock, warrants or other rights to purchase shares of capital stock. In addition, up to 47,155,600 shares of common stock may be offered by certain selling stockholders. Under the shelf registration process, we and the selling stockholders may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Our common stock is listed on the Over the Counter Bulletin Board, maintained by the NASD, under the symbol "UPSD". In addition to common stock, we also have shares of preferred stock issued and outstanding. The rights of holders of common stock and preferred stock differ with respect to some aspects of convertibility and voting (See" Preferred Stock"). We will not offer or sell any shares of preferred stock under this prospectus. This prospectus provides a general description of the securities that we may offer. Each time we sell shares of common stock or warrants or other rights, we will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Limitation of Liability and Indemnification matters

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

The Registrant's predecessor limited liability company had liability insurance for its management committee members and officers and the Registrant intends to obtain directors' and officers' liability insurance for its directors and officers.

Reference is also made to the Underwriting Agreement to be filed as Exhibit 3(g) to the Registration Statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 25. Expenses

The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.



Securities and Exchange Commission registration fee........         $   928.74
Accounting fees and expenses...............................         $10,000.00
Legal fees and expenses....................................         $10,000.00
Printing and engraving expenses............................         $ 2,500.00
Blue Sky fees and expenses (including legal fees)..........         $ 2,500.00
TOTAL......................................................         $25,928.74



Item 26. Recent Sales of Unregistered Securities.

The following information describes sales of unregistered securities by the Registrant since December 31, 2000.



Shareholder                Number of Shares Purchased   %of Beneficial Ownership
Bruce Lipshutz                    500,000 (2)                     *
John Greco                         20,000 (2)                     *
Michael Grant                   1,000,000 (2)                     2.05%



Upside Development. relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding accredited investors), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Upside Development, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement.

Augustine Convertible description.
The note provides that Upside Development can borrow up to $1,000,000 from Augustine, in increments of $25,000. At the option of Augustine, the amount owed may be converted into common stock of Upside Development, under the terms and conditions of the Note If, Augustine Capital Management, LLC., converts the promissory note into shares of common stock, Upside Development, Inc. will not have to repay the note with cash, but by issuing shares of common stock, based upon the selling price of the stock at the time of conversion. The following chart wets out certain examples. The prices listed do not represent the actual conversion price, which can not be determined at this time.



Conversion Price  No. of Shares      No. of Shares to Augustine % of Beneficial
                  At today's Price   at Conversion Price        Ownership (1)
--------------------------------------------------------------------------------
$0.03             38,698,645                33,333,333                 46.27
$0.0225           38,695,645                44,444,444                 53.45
$0.15             38,695,645                66,666,666                 63.68
$0.007            38,695,645               142,857,140                 78.68



(1) Based upon shares outstanding at end of offering contained herein.

Item 27. Exhibits and Financial Statement Schedule.

(a) The following documents are filed as part of this report:

(1)(2) CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. A list of the Consolidated Financial Statements filed as part of this Report is set forth in Item 8 and appears at Page F-1 of this Report; which list is incorporated herein by reference. The Financial Statement Schedules and the Report of Independent Auditors as to Schedules follow the Exhibits.

        (b)      (3) EXHIBITS.

     All of the items below are incorporated by reference to the Registrant's General Form 10-SB and amendments for Registration of Securities as previously filed.
                       EXHIBITS AND SEC REFERENCE NUMBERS

Number   Title of Document
------   -----------------

2(a)              Certificate of Incorporation (2)
2(b)              Plan of Merger (2)
2(c)              Agreement and Plan of Merger (2)
2(d)              Certificate of Merger (2)
2(e)              Amendment to Certificate of Incorporation to Increase Authorized Shares (2)
2(f)              ByLaws (2)
3(a)              Amended and  Restated  Certificate  of  Designation,  Preferences  and Rights of  Preferred
                  Stock(2)
3(b)              Convertible  Debenture  Agreement  by and between  Alottafun!  and  Lampton,  Inc.  and GEM
                  Management Limited dated December 8, 1998 (2)
3(c)              2% Convertible Debenture (2)
3(d)              Warrant to Purchase Common Stock (2)
3(e)              Escrow Agreement (2)
3(f)              Preferred Shareholder Agreement (2)
3(g)              Form of Subscription Agreement for Selling Shareholders (5)
5.1               Legal Opinion of Michael S. Krome, P.C. (6)
6(a)              Agreement by and between Michael Porter and Brian Henke (2)
6(b)              Employment Contract with Michael Porter dated 1/22/99 (2)
6(c)              Employment Contract with David Bezalel dated  1/22/99 (2)
6(d)              Employment Contract with Gerald Couture dated 1/22/99 (2)
6(e)              Amended  Investment  Agreement by and between  Alottafun!  and Swartz Private Equity,  LLC, dated June 3, 1999 (4)
6(f)              Amended Registration Rights Agreement by and between Alottafun!  and Swartz Private Equity,
                  LLC dated June 3, 1999 (2)
6(g)              Stock Option Plan of Alottafun! dated May 1999 (3)
6(h)              Joint Venture Agreement by and between Alottafun! and E-Commerce Fulfillment,  L.L.C. dated
                  May 17, 1999 (3)
6(i)              Agreement of Waiver dated  February 7, 2000 between  Alottafun and Swartz  Private  Equity,
                  LLC (5)
6(j)              Note Purchase Agreement between Upside Development,  Inc. and Augustine Capital Management,
                  LLC., L.L.C. (1)
6(k)              STOCK ESCROW AND SECURITY AGREEMENT (1)
6(l)              Promissory Note (1)
23.1              Consent of Pender, Newkirk & Company, C.P.A.'s, independent auditors (6)

          (1)     Filed herewith.
          (2)     Filed as exhibits to Form 10-SB filed on June 9, 1999.
          (3)     Filed as exhibits to Form 10-SB/A filed on September 21, 1999.
          (4)     Filed as exhibits to Form 10-SB/A filed on November 2, 1999.
          (5)     Filed as exhibits to Form SB-2 filed on July 12, 2000
          (6)     Filed as exhibits to Form SB-2 filed on January 28, 2001


Item 28. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)
(3) of the Securities Act of 1933, as amended (the Act);
(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Form SB-2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Bend, Wisconsin, on this 23rd day of January, 2002.

                            UPSIDE DEVELOPMENT, INC.





Date:    February 13, 2002           By: /s/ Michael Porter
                                         -----------------------
                                             Michael Porter
                                             Chief Executive Officer,
                                             Chairman of the Board




Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on the dates stated.





Signature                   Capacity                             Date
---------                   --------                             ----

/s/ Michael Porter       Chairman of the Board             February 13, 2002
------------------       Chief Executive Officer,
Michael Porter           Chief Financial Officer
                         and President

LEGEND TO BE INSERTED ALONG LEFT-HAND SIDE OF COVER PAGE OF PROSPECTUS:

The information in this prospectus is not complete and may be changed. Upside Development Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.